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                                                                     Exhibit 3.1
                           QUALITY DISTRIBUTION, INC.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

     Pursuant to Sections 607.0602, 607.1003, 607.1006, and 607.1007 of the
Florida Business Corporation Act (the "FBCA"), Quality Distribution, Inc., a Florida corporation (the "Corporation"), hereby certifies that:

     FIRST: The Corporation is named Quality Distribution, Inc. and was incorporated in the State of Florida on April 18, 1984, under the name "MTL Inc." These Amended and Restated Articles of Incorporation amend, restate, and supercede in their entirety any and all prior Articles of Incorporation, as amended, of the Corporation (including without limitation any Articles of Amendment or Certificates of Designation thereto) filed with the State of Florida from the date of the Corporation's original incorporation through the date hereof.

     SECOND: These Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation in the manner and by the vote required by the FBCA. These Amended and Restated Articles of Incorporation contain amendments to the existing Articles of Incorporation, as amended, that require shareholder approval. These amendments were approved by the shareholders of the Corporation pursuant to a written consent of stockholders dated November 4, 2003, and the votes cast for the amendment by the stockholders was sufficient for approval.

                                    ARTICLE I
                               NAME OF CORPORATION
                               -------------------

     The name of this Corporation is: Quality Distribution, Inc.

                                   ARTICLE II
                         PRINCIPAL OFFICE OF CORPORATION
                         -------------------------------

     The address of the principal office of the Corporation is 3802 Corporex Park Drive, Tampa, Florida 33619.

                                   ARTICLE III
                     REGISTERED OFFICE AND REGISTERED AGENT
                     --------------------------------------

     The address of the registered office of the Corporation in Florida is 3802 Corporex Park Drive, Tampa, Florida 33619. The Corporation's registered agent at the registered office is Robert Kasak, Esq.

                                   ARTICLE IV
                                  CAPITAL STOCK
                                  -------------

          1. Authorized Shares. The Corporation shall have authority, acting by its Board of Directors, to issue thirty million (30,000,000) shares of Capital Stock, (a) twenty-nine

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million (29,000,000) of which shall be shares of common stock, no par value per share (the "Common Stock") and (b) one million (1,000,000) of which shall be preferred stock, no par value per share (the "Preferred Stock"), of which six hundred thousand (600,000) shares are designated as Convertible Preferred Stock (the "Convertible Preferred Stock"). The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the Common Stock and the Convertible Preferred Stock are as set forth below in this
Article IV.

     The remaining shares of Preferred Stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other classes and series. The Board of Directors of the Corporation is expressly authorized without shareholder approval (at any time by adopting resolutions and, to the extent required by the FBCA, filing articles of amendment with the Florida Department of State) to divide the Preferred Stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitations of the shares of any class or series so established, including, without limitation, the number of shares constituting such class or series, dividend rights, conversion rights, redemption privileges, voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of Preferred Stock then outstanding) to the extent permitted under the FBCA. Without limiting the generality of the foregoing, in establishing any class or series of Preferred Stock the Board of Directors may, to the extent permitted under the FBCA, provide that such class or series shall be superior to, rank equally with or be junior to Preferred Stock of any other class or series. Except as otherwise expressly provided in the articles of amendment establishing any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be prerequisite to the issuance of any shares of any class or series of Preferred Stock authorized by and complying with the conditions of these Amended and Restated Articles of Incorporation. In accordance with Section 607.0602 of the FBCA, the Board of Directors shall determine all of the preferences, limitations, and relative rights for each series of Preferred Stock before the issuance of any shares of that series.

          2. Stock Split. Upon the filing of these Amended and Restated Articles of Incorporation with the Florida Department of State, each share of the Corporation's common stock, $.01 par value per share, theretofore outstanding shall, without any action on the part of the holder thereof, be automatically reclassified, changed and converted into 1.7 shares of Common Stock (the "Stock Split"), and each holder of the outstanding shares of Common Stock so converted pursuant to this sentence shall be entitled to receive, in exchange for the certificate or certificates representing the outstanding shares so converted registered in such holders' name, a new certificate or certificates representing such shares as so converted registered in such holder's name. The Corporation shall not issue any fractional shares of Common Stock following or resulting from the Stock Split, and any fractional shares of Common Stock resulting from the Stock Split shall be rounded up to the nearest whole number of shares of Common Stock.

          3. Common Stock. All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be fully paid and nonassessable. Each outstanding share of Common

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Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. There shall be no cumulative voting of the Common Stock of the Corporation.

          4.   Convertible Preferred Stock

          (a) Dividends. Whenever the Corporation shall declare or pay any dividends on its Common Stock, the holders of Convertible Preferred Stock shall be entitled to participate in such dividends on a ratable basis based upon the Common Stock Equivalents represented by the shares of Convertible Preferred Stock held by them. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not repurchase, redeem or make any payment or distribution in respect of any shares of Common Stock unless the holders of Convertible Preferred Stock shall be entitled to participate in such repurchase, redemption, repayment or redistribution on a ratable basis based upon the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible pursuant to Section 4(c) below (an "As-Converted Basis").

          (b) Voting Rights. The holders of Convertible Preferred Stock shall be entitled to vote, on an As-Converted Basis, on all matters as to which holders of shares of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of shares of Common Stock, voting together with such holders and any other shares of Capital Stock of the Corporation entitled to vote together with the Common Stock as one class; provided, however, that the holders of the Convertible Preferred Stock shall have the right to vote as a separate class on any amendment of this Section 4 and on any amendment, repeal or modification of any provision of these Amended and Restated Articles of Incorporation that affects the powers, preferences, or special rights of the shares of such Convertible Preferred Stock.

          (c) Mandatory Conversion of Convertible Preferred Stock into Common Stock.

               (i) Mandatory Conversion Event. Upon the occurrence of a Mandatory Conversion Event, each share of Convertible Preferred Stock then outstanding shall, by virtue of and simultaneously with the occurrence of such Mandatory Conversion Event, and without any action on the part of the holders thereof, be deemed automatically converted into 15 fully paid and nonassessable shares of Common Stock.

               (ii) Adjustment of Conversion Ratio. If, at any time after the date hereof, the Corporation shall: (a) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (b) subdivide, split or reclassify its outstanding shares of Common Stock into a larger number of shares of Common Stock or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Common Stock issuable upon conversion of each share of Convertible Preferred Stock shall be adjusted so as to equal the number of shares of Common Stock that the holder of such shares of Convertible Preferred Stock would have held immediately after the occurrence of such event if the holder had converted such shares of Convertible Preferred Stock immediately prior to the occurrence of such event.

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          (d)  Liquidation. Upon a Liquidation, the holders of shares of
Convertible Preferred Stock shall share ratably on an As-Converted Basis with the holders of Common Stock in the proceeds of such Liquidation.

          (e) Definitions. The following terms as used in these Amended and Restated Articles of Incorporation shall have the meanings given to them below:

               (i) "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. The term "Affiliate" shall not include at any time any portfolio companies of Apollo Management IV, L.P. or its Affiliates.

               (ii) "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

               (iii) "Common Stock Equivalents" means all shares of Common Stock outstanding, all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all securities of the Corporation that are convertible, exchangeable or exercisable for shares of Common Stock and all Common Stock appreciation rights, phantom Common Stock rights and other rights to acquire, or to receive or be paid an amount based on the market price (less any exercise, conversion or purchase price) of, the Common Stock.

               (iv) "Credit Agreement" means the Credit Agreement between the Corporation and the lenders named therein dated as of June 9, 1998 and amended and restated as of August 28, 1998 (as so amended and restated and as the same has been amended, modified and/or supplemented through but not including August 7, 2003).

               (v) "Liquidation" means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or
     (ii) any Sale of the Corporation.

               (vi)   "Mandatory Conversion Event" means the first to occur of
     (i)an initial public offering of the Corporation's Common Stock, or (ii) receipt by the Corporation of the consent of the lenders required under the Corporation's Credit Agreement to the conversion of the Convertible Preferred Stock into Common Stock in accordance herewith.

               (vii) "Person" means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture,

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     joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

               (viii) "Sale of Control" means (i) the sale or transfer (in one or a series of related transactions) of the outstanding shares of Capital Stock of the Corporation, or (ii) the merger or consolidation of the Corporation with another Person, in each case in clauses (i) and (ii) above under circumstances in which the holders of the voting power of outstanding Capital Stock of the Corporation and their Affiliates, immediately prior to such transaction, own less than 50% in voting power of the outstanding Capital Stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

               (ix) "Sale of the Corporation" means (i) the sale (in one or a series of related transactions) of all or substantially all of the Corporation's assets or (ii) a Sale of Control. A sale (in one or a series of related transactions) of one or more subsidiaries of the Corporation (whether by merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

                                    ARTICLE V
                                    DIRECTORS
                                    ---------

          1. Number. The Board of Directors of the Corporation shall consist of not less than one (1) nor more than eleven (11) members, the exact number of the directors to be fixed from time to time by the stockholders or as otherwise provided in the Corporation's by-laws. The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all such powers of this Corporation and do all such lawful acts and things as are not by law directed or required to be exercised or done only by the stockholders. The stockholders of the Corporation may remove a director from office at any time without or without cause.

          2. Limitation on Directors' Liability. To the fullest extent permitted by the FBCA as in effect on the date hereof, and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the FBCA or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time, or such successor statute. Any repeal or modification of this Section 2 by the stockholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

                                   ARTICLE VI
                             ACTION BY SHAREHOLDERS
                             ----------------------

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     Special meetings of the shareholders of the Corporation may be called at any time, but only by (a) the Chief Executive Officer, (b) a majority of the directors in office, although less than a quorum, and (c) the holders of at least fifty percent (50%) of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to be cast on any issue proposed to be considered at such special meeting.

                                   ARTICLE VII
                                 INDEMNIFICATION
                                 ---------------

          1. To the fullest extent permitted by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), the Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or other type of proceeding (other than an action by or in the right of the Corporation), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees, including those for appeal) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          2. To the fullest extent permitted by the FBCA, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than prior to such amendment), the Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or other type of proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including counsel fees, including those for appeal) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action, suit, or other proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, suit, or other proceeding, including any appeal thereof. Such indemnification shall be authorized such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to,

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the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such action, suit, or other proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          3. The indemnification and advancement of expenses provisions of this Article VII shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, these Amended and Restated Articles of Incorporation, the Corporation's by-laws, resolution adopted by the stockholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its by-laws, resolution of stockholders, resolution of the Board of Directors, or agreement, in addition to that provided by these Amended and Restated Articles of Incorporation.

          4. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of these Amended and Restated Articles of Incorporation or the by-laws of the Corporation, nor the adoption or repeal of any resolution of the Board of Directors or the stockholders providing for indemnification nor, to the fullest extent permitted by Florida law as amended from time to time, any modification of law, shall eliminate or reduce the effect of this Article VII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. The provisions of this Article VII are intended solely for the benefit of the indemnified parties described herein and their heirs and personal representatives and shall not create any rights in favor of third parties

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     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated
Articles of Incorporation to be executed as of November 4, 2003.

                                        QUALITY DISTRIBUTION, INC.

                                        /s/ Thomas Finkbiner
                                        ----------------------------------------
                                        Name:  Thomas Finkbiner
                                        Title: President


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